EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Resources Announces Board Changes and Adds Nevada Battle Mountain Exploration Expertise

Coeur d’Alene, Idaho – June 25, 2018 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to announce that Mr. Donald J. McDowell and Mr. David C. Mathewson have joined the Company’s Board of Directors.

Mr. Mathewson has greater than 50 years of exploration experience, primarily focused in Nevada.  Since June 2016, Dave has been Vice-President and Head of Exploration at U.S. Gold Corp.  He is also self-employed since 2001 as owner and geologist at Nevada Gold Ventures, LLC.  Notable discoveries made while head of Newmont Nevada's exploration team from 1989 through 2001 include: Tess, Northwest Rain, Saddle and South Emigrant in the Rain mining district, as well as important deposit extension discoveries at Newmont's Gold Quarry and Mike deposits. Dave’s work as founder, Director, and Vice President of Exploration from 2009 to 2014 at Gold Standard Ventures led to the consolidation of the Railroad-Pinion district and the North Bullion & Bald Mountain discoveries.  He earned his MSc degree in geology from the University of Idaho and completed PhD studies at New Mexico Institute of Mining and Technology.

Mr. McDowell has over 30 years of geological exploration, property evaluation, and development experience primarily focused in the mineral exploration industry in Nevada.  Since 2008, Don has served as the founding President of Americas Gold Exploration Inc., a private company dedicated to Nevada mineral exploration.  In late 2017, he was instrumental in the acquisition of the Carlin Vanadium Property by Cornerstone Metals.  Previously, Don’s experience includes 17 years with major corporations including Nippon Mining of Japan, Santa Fe Pacific Gold and Kennecott Exploration, where he was involved in exploration, resource/reserve evaluations and mine development. Mr. McDowell is a registered professional land surveyor in the state of California.

“We are very happy to add Don and Dave to the Timberline Board of Directors. Their proven, Nevada-focused exploration and development expertise will complement our existing Board in advancing our Nevada gold and copper projects,” stated Leigh Freeman, Chairman of Timberline’s  Board of Directors.

In connection with their appointments to the Board, which are subject to review and approval of the TSX-V, Mr. McDowell and Mr. Mathewson have each been granted 100,000 options to acquire common shares of Tmberline.  The options have an exercise price equal to the fair market value of the stock at the time of the grant of US$0.10 per share, vest immediately, and have a term of five years.

The Company also  announces that Mr. Paul Zink has resigned from the Company’s Board of Directors effective June 21, 2018 due to the significant demands from his other commitments. The Company’s Board of Directors and management express their appreciation for Paul’s service and valuable contributions during his tenure as a director and wish him well in his current and future endeavors.

About Timberline Resources

Timberline Resources Corporation is focused on advancing district-scale gold exploration and development projects in Nevada, including its 23 square-mile Eureka property, comprised of the Lookout Mountain, Windfall, and Oswego projects which lie along three separate structural stratigraphic trends defined by distinct geochemical gold anomalies; and as the expected operator of two joint venture projects - the Paiute project joint venture with a subsidiary of Barrick Gold, and the Elder Creek project joint venture with McEwen Mining.  All of these properties lie on the prolific Battle Mountain-Eureka gold trend.  Timberline also owns the Seven Troughs property in northern Nevada, known to be one of the state's highest grade, former producers.   Timberline has increased its owned and controlled mineral rights in Nevada to over 43 square miles (24,500 acres).  Detailed maps and NI 43-101 estimated resource information for the Eureka property may be viewed at http://timberlineresources.co/.

Timberline is listed on the OTCQB where it trades under the symbol "TLRS" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The Company’s acquisition of the Paiute joint venture interest and the earn-in to the Elder Creek project joint venture has not yet closed, there are a number of conditions precedent to such closing, and there are no assurances that the Company will complete the earn-in as contemplated or at all.Factors that could cause or contribute to such differences include, but are not limited to, risks related to changes in the Company’s business and other factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2015.  Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

For Further Information Please Contact:

Steven A. Osterberg

President and CEO

Tel:   208-664-4859

E-mail:  info@timberline-resources.com

Website:  www.timberline-resources.com

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